EXHIBIT 99.2

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
March 10, 2020	fcooper@tollbrothers.com

Stephen F. East Elected to Toll Brothers’ Board of Directors

HORSHAM, PA, March 10, 2020 -- Toll Brothers, Inc. (NYSE: TOL) (www.TollBrothers.com), the nation’s leading builder of luxury homes, today announced the election of Stephen F. East to its Board of Directors.
Before retiring in July 2019, Mr. East served as Managing Director and Senior Consumer Analyst at Wells Fargo & Company, heading the equity research team that covered the homebuilding and building products sectors. Prior to joining Wells Fargo, he spent four years with Evercore ISI, an independent research firm, as a Partner and Senior Managing Director heading the firm's housing research efforts, and, prior to that, spent nearly two decades in equity research and investment management at various firms. Mr. East earned an MBA from the University of Missouri and a BS in Finance from Arkansas State University. He holds the Chartered Financial Analyst designation.
Douglas C. Yearley, Toll Brothers’ chairman and chief executive officer, stated: “We are very excited to welcome Stephen to the Toll Brothers Board of Directors. He brings a tremendous reputation as a well-regarded industry expert, and we believe his extensive knowledge of the homebuilding industry, along with his strong analytical abilities and strategic insights, will contribute great value to the Toll Brothers Board.”
Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, affordable luxury and second-home buyers, as well as urban and suburban renters. It operates in 24 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI Smart Home Solutions, which also provides homeowners with home automation and a full range of technology solutions. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.
In 2020, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies®, the sixth year in a row it has been so honored. Toll Brothers has won numerous other awards, including Builder of the Year from both Professional Builder magazine and Builder magazine, the first two-time recipient from Builder magazine. The Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information visit www.TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.Tollbrothers.com).